Exhibit 5.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
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NEW YORK 10036-6522	FIRM/AFFILIATE OFFICES
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May 14, 2012

EverBank Financial Corp

501 Riverside Avenue

Jacksonville, Florida 32202

Re:	EverBank Financial Corp
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to EverBank Financial Corp, a Delaware corporation (the “Company”), and are delivering this opinion in connection with the preparation of a registration statement on Form S-8 of the Company (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”), relating to the registration by the Company of an aggregate of 27,374,786 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), comprising 11,604,836 shares issuable pursuant to the EverBank Financial Corp First Amended and Restated 2005 Equity Incentive Plan (the “2005 Plan”), 769,950 shares issuable pursuant to the EverBank Financial, L.P. Incentive Plan (the “Predecessor Plan”) and 15,000,000 shares issuable pursuant to the EverBank Financial Corp 2011 Omnibus Equity Incentive Plan (the “2011 Plan,” and together with the 2005 Plan and the Predecessor Plan, the “Plans”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following: (i) the

EverBank Financial Corp

May 14, 2012

Plans; (ii) the Registration Statement in the form to be filed with the Commission on the date hereof; (iii) the Certificate of Incorporation of the Company, as amended and in effect as of the time of adoption of the Board Resolutions (as defined below) and the Stockholder Resolutions (as defined below); (iv) the By-laws of the Company, as amended and in effect as of the time of adoption of the Board Resolutions and the Stockholder Resolutions; (v) the Amended and Restated Certificate of Incorporation of the Company, as amended to the date hereof and currently in effect, certified by the Secretary of State of the State of Delaware; (iv) the Amended and Restated By-laws of the Company, as amended to the date hereof and currently in effect, certified by Thomas A. Hajda, Executive Vice President, General Counsel and Secretary of the Company; (vi) the Agreement and Plan of Merger (the “Merger Agreement”) entered into by and between EverBank Financial Corp, a Florida corporation, and the Company, relating to the merger of EverBank Financial Corp with and into the Company, with the Company continuing as the surviving corporation (the “Reincorporation Merger”) and pursuant to which the Company succeeded as a party to the 2005 Plan and the Predecessor Plan; (vii) certain resolutions of the Board of Directors of the Company relating to (A) the Reincorporation Merger, (B) the 2011 Plan and (C) the filing of the Registration Statement and certain related matters (collectively, the “Board Resolutions”); (viii) certain resolutions of the sole stockholder of the Company relating to the Reincorporation Merger and the 2011 Plan (the “Stockholder Resolutions”); (ix) a specimen certificate representing the Common Stock; and (x) the forms of award or enrollment agreements under the Plans.

We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have

EverBank Financial Corp

May 14, 2012

relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Members of our firm are admitted to the bar in the State of New York and we do not express any opinion as to the laws of any jurisdiction other than the corporate laws of the State of Delaware, and we do not express any opinion as to the effect of any other laws on the opinion stated herein.

Based on and subject to the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized by the Company and, when the Shares are issued and paid for by the participants in the Plans as contemplated by the Plans and in accordance with the terms and conditions of the respective Plans and any applicable award agreement, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP